                                    AGREEMENT

                            Dated as of May 3, 2005,

                                      Among

                           FRESENIUS MEDICAL CARE AG,

                      FRESENIUS MEDICAL CARE HOLDINGS, INC.

                           FLORENCE ACQUISITION, INC.

                                       And

                             RENAL CARE GROUP, INC.

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                                TABLE OF CONTENTS

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                                   ARTICLE I

                                   The Merger
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SECTION 1.01.      The Merger...........................................................     1
SECTION 1.02.      Closing..............................................................     1
SECTION 1.03.      Effective Time.......................................................     2
SECTION 1.04.      Effects..............................................................     2
SECTION 1.05.      Certificate of Incorporation and By-laws.............................     2
SECTION 1.06.      Directors............................................................     2
SECTION 1.07.      Officers.............................................................     2

                                   ARTICLE II

Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.      Effect on Capital Stock..............................................     2
SECTION 2.02.      Exchange of Certificates.............................................     3

                                  ARTICLE III

                     Representations and Warranties of Rome

SECTION 3.01.      Organization, Standing and Power.....................................     6
SECTION 3.02.      Rome Subsidiaries; Equity Interests..................................     7
SECTION 3.03.      Capital Structure....................................................     7
SECTION 3.04.      Authority; Execution and Delivery; Enforceability....................     9
SECTION 3.05.      No Conflicts; Consents...............................................     9
SECTION 3.06.      SEC Documents; Undisclosed Liabilities...............................    10
SECTION 3.07.      Information Supplied.................................................    12
SECTION 3.08.      Absence of Certain Changes or Events.................................    12
SECTION 3.09.      Taxes................................................................    13
SECTION 3.10.      Absence of Changes in Benefit Plans..................................    15
SECTION 3.11.      ERISA Compliance; Excess Parachute Payments..........................    15
SECTION 3.12.      Litigation...........................................................    17
SECTION 3.13.      Compliance with Applicable Laws......................................    18
SECTION 3.14.      Environmental Matters................................................    18
SECTION 3.15.      Contracts............................................................    20
SECTION 3.16.      Intellectual Property................................................    20
SECTION 3.17.      Assets...............................................................    21
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SECTION 3.18.      Brokers..............................................................    21
SECTION 3.19.      Opinion of Financial Advisor.........................................    21
SECTION 3.20.      Fraud and Abuse Stark; False Claims; HIPAA; Medicare Program.........    21

                                   ARTICLE IV

                   Representations and Warranties of the Florence Parties

SECTION 4.01.      Organization, Standing and Power.....................................    22
SECTION 4.02.      Sub..................................................................    23
SECTION 4.03.      Authority; Execution and Delivery; Enforceability....................    23
SECTION 4.04.      No Conflicts; Consents...............................................    24
SECTION 4.05.      Information Supplied.................................................    24
SECTION 4.06.      Brokers..............................................................    25
SECTION 4.07.      Financing............................................................    25

                                    ARTICLE V

                       Covenants Relating to Conduct of Business

SECTION 5.01.      Conduct of Business..................................................    25
SECTION 5.02.      No Solicitation......................................................    29

                                   ARTICLE VI

                              Additional Agreements

SECTION 6.01.      Preparation of Proxy Statement; Stockholders Meeting.................    32
SECTION 6.02.      Access to Information; Confidentiality...............................    33
SECTION 6.03.      Standard of Efforts; Notification....................................    34
SECTION 6.04.      Stock Options........................................................    36
SECTION 6.05.      Benefit Plans........................................................    38
SECTION 6.06.      Indemnification......................................................    39
SECTION 6.07.      Fees and Expenses....................................................    40
SECTION 6.08.      Public Announcements.................................................    41
SECTION 6.09.      Transfer Taxes.......................................................    41
SECTION 6.10.      Rights Agreements....................................................    42
SECTION 6.11.      Florence Parties' Acknowledgement....................................    42

                                   ARTICLE VII

                              Conditions Precedent

SECTION 7.01.      Conditions to Each Party's Obligation To Effect The Merger...........    42
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SECTION 7.02.      Conditions to Obligations of the Florence Parties....................    42
SECTION 7.03.      Conditions to Obligations of Rome....................................    43

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

SECTION 8.01.      Termination..........................................................    44
SECTION 8.02.      Effect of Termination................................................    45
SECTION 8.03.      Amendment............................................................    46
SECTION 8.04.      Extension; Waiver....................................................    46

                                   ARTICLE IX

                               General Provisions

SECTION 9.01.      Nonsurvival of Representations and Warranties........................    46
SECTION 9.02.      Notices..............................................................    46
SECTION 9.03.      Definitions..........................................................    47
SECTION 9.04.      Interpretation.......................................................    48
SECTION 9.05.      Severability.........................................................    48
SECTION 9.06.      Counterparts.........................................................    48
SECTION 9.07.      Entire Agreement; No Third-Party Beneficiaries.......................    48
SECTION 9.08.      Governing Law........................................................    49
SECTION 9.09.      Assignment...........................................................    49
SECTION 9.10.      Enforcement..........................................................    49
SECTION 9.11.      Construction.........................................................    49
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                                       iii

                        AGREEMENT dated as of May 3, 2005, among FRESENIUS
                  MEDICAL CARE AG, a corporation organized under the laws of the Federal Republic of Germany ("FME AG"), FRESENIUS MEDICAL CARE HOLDINGS, INC., a New York corporation, and a wholly owned subsidiary of FME AG ("FME"), FLORENCE ACQUISITION, INC., a Delaware corporation, and a wholly owned subsidiary of FME ("Sub"), and RENAL CARE GROUP, INC., a Delaware corporation ("Rome").

            WHEREAS the respective boards of directors of FME, Sub and Rome have approved the merger (the "Merger") of Sub into Rome on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of Rome (the "Rome Common Stock") not owned by FME, Sub or Rome shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01);

            WHEREAS the Supervisory Board of Directors and Managing Board of Directors of FME AG have approved the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions") on the terms and subject to the conditions of this Agreement; and

            WHEREAS FME AG, FME, and Sub (collectively, the "Florence Parties") and Rome desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions and also to prescribe various conditions to the Merger and the other Transactions.

            NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

            SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Rome at the Effective time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease, and Rome shall continue as the surviving corporation (the "Surviving Corporation").

            SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York 10020 at 10:00 a.m., on the second business day following the date on which all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law (as defined in Section 3.05(a)), waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between FME and Rome. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

            SECTION 1.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as is permitted by the DGCL and as FME and Rome shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

            SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

            SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of Rome shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

            (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

            SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                       Effect on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

            SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Rome Common Stock or any shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) Cancelation of Treasury Stock and Florence-Owned Stock. Each share of Rome Common Stock that is held by Rome as treasury stock or owned by FME or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration, cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Rome Common Stock. (i) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Rome Common Stock shall be converted into the right to receive $48.00 in cash (the "Merger Consideration"), without interest.

      (ii) As of the Effective Time, all such shares of Rome Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Rome Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

                  (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Rome Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
      Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease, and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). Rome shall provide notice to FME, as promptly as reasonably practicable, of any demands for appraisal of any shares of Rome Common Stock, and FME shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Rome shall not, without the prior written consent of FME, not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                  SECTION 2.02. Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, FME shall select a bank or trust company that is reasonably approved by Rome to act as paying agent (the "Paying

      Agent") for the payment of the Merger Consideration upon surrender of certificates representing Rome Common Stock. FME shall provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Rome Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

                  (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Rome Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form as FME may specify and Rome may reasonably approve) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange for such Certificate the Merger Consideration into which the shares of Rome Common Stock formerly represented by such Certificate have been converted pursuant to the provisions of this Article II, and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Rome Common Stock that is not registered in the transfer records of Rome, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of FME that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

                  (c) No Further Ownership Rights in Rome Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Rome Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Rome Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Rome Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Rome Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Rome Common Stock for one year after the

      Effective Time shall be delivered, subject to applicable Law, to FME, upon demand, and any holder of Rome Common Stock who has not complied with this
      Article II before such demand shall thereafter look only to FME for payment of its claim for the Merger Consideration.

                  (e) No Liability. None of FME, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b))) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by FME, on a daily basis, in obligations of the United States of America. Any interest and other income resulting from such investments shall be the property of and shall be paid to FME.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

                  (h) Withholding Rights. FME, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Rome Common Stock any applicable taxes that FME, the Surviving Corporation or the Paying Agent is legally required to deduct and withhold under the Code (as defined in Section 3.10). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by FME, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Rome Common Stock in respect of which such deduction and withholding was made.

                                  ARTICLE III

                     Representations and Warranties of Rome

                  Except as set forth in the letter, dated as of the date of this Agreement (which letter shall be arranged in sections corresponding to the numbered sections contained in this Agreement), from Rome to the Florence Parties (the "Rome Disclosure

      Letter") (it being understood that any matter disclosed in any section of the Rome Disclosure Letter shall be deemed disclosed for all purposes and all sections of this Agreement to which it is readily apparent from a reading of the Rome Disclosure Letter and this Agreement that such disclosure is applicable), Rome represents and warrants to the Florence Parties that:

                  SECTION 3.01. Organization, Standing and Power. Each of Rome and each subsidiary of Rome (a "Rome Subsidiary") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, except with respect to any Rome Subsidiary, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect (as defined below). Each of Rome and each Rome Subsidiary has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals ("Permits") necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. Each of Rome and each Rome Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. Rome has made available to the Florence Parties true and complete copies of the certificate of incorporation of Rome, as amended to the date of this Agreement (as so amended, the "Rome Charter"), and the By-laws of Rome, as amended to the date of this Agreement (as so amended, the "Rome By-laws"), and the comparable charter and organizational documents of each Rome Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement: a "Rome Material Adverse Effect" means (A) a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Rome and the Rome Subsidiaries taken as a whole,
      (B) a material adverse effect on the ability of Rome to perform its obligations under this Agreement or (C) a material adverse effect on the ability of Rome to consummate the Merger and the other Transactions; provided, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Rome Material Adverse Effect: (1) events, circumstances, changes or effects that generally affect providers of dialysis services in the United States, except to the extent that Rome and the Rome Subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to FME and its Subsidiaries, taken as a whole; (2) any circumstance, change or effect that results principally from the existence of any suit, action, proceeding or investigation undertaken by or on behalf of any Governmental Entity (as defined in Section 3.05(b)) in connection with any subpoenas served upon or claims made against Rome or a Rome Subsidiary or any investigation conducted by the Office of Inspector General of the United States Department of Health and Human Services, the United States Department of Justice or any State Governmental Entity that
      (A) has been publicly disclosed by Rome in the Available Rome SEC Documents (as defined in Section 3.06(d) below) or (B) relates to any violation or alleged violation of any statute or rule or regulation promulgated by a

      Governmental Entity that is generally applicable only to participants in the health care industry by reason of their participation in federal or state health care programs, including Medicare and Medicaid, or their provision of health care services to people in the United States, including 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1395nn or 31 U.S.C. Section 3729-3733 or any other federal or state statute related to false or fraudulent claims, kickbacks to health care providers, inducements to beneficiaries of health care programs or self-referrals; provided, that, for the avoidance of doubt, this clause (2)(B) shall prohibit consideration of the existence of any such suit, action, proceeding or investigation when determining whether a Rome Material Adverse Effect exists but shall not prohibit consideration of actual events or circumstances constituting a violation of any such statute or rule or regulation or other Law; (3) general economic or political conditions, except to the extent that Rome and the Rome Subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to FME and its Subsidiaries, taken as a whole; (4) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement; (5) any circumstance, change or effect that results from any action required to be taken pursuant to this Agreement or taken upon the written request of FME; and (6) changes caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, except to the extent that Rome and the Rome Subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to FME and its subsidiaries, taken as a whole.

                  SECTION 3.02. Rome Subsidiaries; Equity Interests. (a) The Rome Disclosure Letter lists each Rome Subsidiary, its jurisdiction of organization and Rome's interest therein. All the outstanding shares of capital stock or other equity interests, as applicable, of each Rome Subsidiary have been validly issued and are fully paid and nonassessable and except as set forth in the Rome Disclosure Letter, are as of the date of this Agreement owned by Rome, by another Rome Subsidiary or by Rome and another Rome Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). There are no bonds, debentures, notes or other indebtedness of any Rome Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on matters on which the equity holders of any Rome Subsidiary may vote.

                  (b) Except for its interests in Rome Subsidiaries and except for the ownership interests set forth in the Rome Disclosure Letter, as of the date of this Agreement, Rome does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

                  SECTION 3.03. Capital Structure. The authorized capital stock of Rome consists of (i) 150,000,000 shares of Rome Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the "Rome Preferred Stock" and, together with the Rome Common Stock, the "Rome Capital Stock"), of which 400,000 shares have been designated as Series A Junior Participating Preferred Stock. At the close of business on April 29, 2005, (i) 67,997,913 shares of Rome Common Stock (excluding shares of Rome Common Stock held by Rome in its treasury) and no shares of Rome Preferred Stock were issued and outstanding, (ii) 14,766,300 shares of Rome Common Stock were held by Rome in its treasury, (iii) 8,731,694 shares of Rome Common Stock were subject to outstanding Rome Stock Options (as defined in Section 6.04(e)) and 6,912,909 additional shares of Rome Common Stock were reserved for issuance pursuant to Rome Stock Plans (as defined in Section 6.04(e)) and (iv) 400,000 shares of Rome Preferred Stock were reserved for issuance in connection with the rights (the "Rome Rights") issued pursuant to the Shareholder Protection Rights Agreement dated as of May 2, 1997 (as amended from time to time, the "Rome Rights Agreement"), between Rome and First Union National Bank of North Carolina, as Rights Agent. As of April 29, 2005, no shares of Rome Common Stock are owned by any Rome Subsidiary. As of the close of business on April 29, 2005, (i) there were outstanding Rome Plan Stock Options (as defined in Section 6.04) to purchase 8,544,842 shares of Rome Common Stock with exercise prices on a per share basis lower than the Merger Consideration, (ii) there were outstanding Rome Non-Plan Stock Options (as defined in Section 6.04(e)) to purchase 186,852 shares of Rome Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and (iii) and the weighted average exercise price of the Rome Stock Options referred to in the preceding clauses (i) and (ii) was equal to $21.034. Except as set forth above, at the close of business on April 29, 2005, no shares of capital stock or other voting securities of Rome were issued, reserved for issuance or outstanding. During the period from April 29, 2005, to the date of this Agreement, (x) there have been no issuances by Rome of shares of capital stock of, or other equity or voting interests in, Rome other than issuances of shares of Rome Common Stock pursuant to the exercise of Rome Stock Options outstanding on such date in accordance with their terms as in effect on the date of this Agreement and (y) there have been no issuances by Rome of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from Rome. All outstanding shares of Rome Capital Stock are, and all such shares that may be issued pursuant to the Rome Stock Plans will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Rome Charter, Rome By-laws or any Contract (as defined in Section 3.05) to which Rome is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Rome having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Rome Capital Stock may vote ("Rome Voting Debt"). As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Rome or any Rome Subsidiary is a party or by which Rome or any Rome Subsidiary is bound (i) obligating Rome or any Rome Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interest in, Rome or any Rome Subsidiary or any Rome Voting Debt, (ii) obligating Rome or any Rome Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Rome Capital Stock. As of the date of this Agreement, there are no outstanding contractual obligations of Rome or any Rome

      Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of capital stock of or other equity or voting interest in Rome or any Rome Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of the Rome Subsidiaries. Rome has made available to the Florence Parties a complete and correct copy of the Rome Rights Agreement, as amended to the date of this Agreement.

                  SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) Rome has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Rome of this Agreement and the consummation by Rome of the Transactions have been duly authorized by all necessary corporate action on the part of Rome, subject, in the case of the Merger, to receipt of the Rome Stockholder Approval (as defined in Section 3.04(c)). Rome has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  (b) The Board of Directors of Rome (the "Rome Board"), at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining and declaring that the terms of the Merger and the other Transactions are advisable and fair to and in the best interests of Rome and its stockholders, (iii) recommending that Rome's stockholders adopt this Agreement, and (iv) declaring that this Agreement is advisable. The Rome Board has taken all action necessary in order that the limits on business combinations provided for in Section 203 of the DGCL will not apply to this Agreement, the Merger or any other Transaction. To the knowledge of Rome, no other state takeover statute or similar statute or regulation applies or purports to apply to Rome with respect to this Agreement, the Merger or any other Transaction.

                  (c) The only vote of holders of any class or series of Rome Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Rome Common Stock (the "Rome Stockholder Approval"). The affirmative vote of the holders of Rome Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

                  SECTION 3.05. No Conflicts; Consents. (a) Except as set forth in the Available Rome SEC Documents, the execution and delivery by Rome of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Rome or any Rome Subsidiary under, any provision of (i) the Rome Charter or the Rome By-laws; (ii) the comparable charter or organizational documents of any Rome Subsidiary, (iii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which Rome or any Rome Subsidiary is a party or by which any of their respective properties or assets is bound or (iv) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") applicable to Rome or any Rome Subsidiary or their respective properties or assets, any Permit held by Rome or any Rome Subsidiary, or Federal, state, local, regional or foreign statute, law, ordinance, rule, reporting or licensing requirement or regulation ("Law") applicable to Rome or any Rome Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) through (iv) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any national, federal, state, provincial, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to Rome or any Rome Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption of this Agreement by Rome's stockholders (including any amendment or supplement thereto, the "Proxy Statement") and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other Transactions,
      (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Rome or any Rome Subsidiary is qualified to do business, (iv) such filings as may be required under applicable Environmental Laws (as defined in Section 3.14(b)), (v) such filings as may be required in connection with the taxes described in Section 6.09, and (vi) such other items (A) required solely by reason of the participation of any Florence Parties (as opposed to any third party) in the Transactions or (B) that the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  (c) Rome and the Rome Board have taken all action necessary to
      (i) render the Rome Rights inapplicable to this Agreement, the Merger and the other Transactions and (ii) ensure that (A) neither any Florence Party nor any of their affiliates or associates is or will become an "Acquiring Person" (as defined in the Rome Rights Agreement) by reason of this Agreement, the Merger or any other Transaction, (B) the "Separation Time" (as defined in the Rome Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction, and (C) the Rome Rights shall expire immediately prior to the Effective Time.

                  SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) Rome has filed with the SEC (or, in the case of information provided under Item
      7.01 of a report on Form 8-K, furnished to the SEC) all reports, schedules, forms, statements and other documents required to be filed (or, in the case of information provided under Item 7.01 of a report on Form 8-K, furnished) by Rome since January 1, 2002, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "Rome SEC Documents"). Each Rome Subsidiary has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by such Rome Subsidiary since January 1, 2002, pursuant to Sections 13(a) and 15(d) of the Exchange Act.

                  (b) Except to the extent set forth in a later filed or furnished Rome SEC Document, as of its date, each Rome SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Rome SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Rome SEC Document has been revised or superseded by a later filed or furnished Rome SEC Document, none of the Rome SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to any information furnished by Rome to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act. The consolidated financial statements of Rome and the Rome Subsidiaries included in the Rome SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Rome and the consolidated Rome Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), Rome has been in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act, including the rules and regulations of the SEC promulgated thereunder, applicable to Rome and the Rome Subsidiaries.

                  (d) Except as set forth in the reports, schedules, forms, statements and other documents filed by Rome with the SEC or furnished by Rome to the SEC, and in either case, publicly available prior to the date of this Agreement (but excluding the portions of Rome's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 identified in
      Section 3.06(d) of the Rome Disclosure Letter, and the substantially identical portions of any other such reports, schedules, forms, statements or other documents, the "Available Rome SEC Documents"), as of the date of this Agreement, neither Rome nor any Rome Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Rome and its consolidated subsidiaries or in the notes thereto, other than any liabilities or obligations (A) reserved against, reflected or disclosed on the most recent consolidated balance sheet of Rome and the Rome

      Subsidiaries (including the notes thereto) contained in the Available Rome SEC Documents, (B) incurred in the ordinary course of business since the date of the most recent financial statements included in the Available Rome SEC Documents, or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by Rome for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Rome's stockholders or at the time of the Rome Stockholders Meeting (as defined in Section 6.01(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made by Rome with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by any Florence Party for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Rome with respect to statements made or incorporated by reference therein based on information supplied by any Florence Party for inclusion or incorporation by reference therein.

                  SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in the Available Rome SEC Documents, (a) from the date of the most recent financial statements included in the Available Rome SEC Documents to the date of this Agreement, Rome and the Rome Subsidiaries (on a consolidated basis, taken as a whole) have conducted their business only in the ordinary course consistent with past practice, and (b) during such period there has not been:

            (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect;

            (ii) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Rome Capital Stock or any other capital stock or other equity or voting interests of Rome or any Rome Subsidiary (other than pro rata dividends and distributions by a direct or indirect Rome Subsidiary to the holders of its capital stock or other equity interests) or (B) any repurchase, redemption or other acquisition by Rome of any Rome Capital Stock or any other capital stock or other equity or voting interests of Rome or any Rome Subsidiary;

            (iii) any split, combination or reclassification of any Rome Capital Stock or other equity or voting interests in Rome or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Rome Capital Stock or other equity or voting interests in Rome;

            (iv) (A) any granting by Rome or any Rome Subsidiary to any director or executive officer of Rome or any Rome Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Available Rome SEC Documents, (B) any granting by Rome or any Rome Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Available Rome SEC Documents, or (C) any entry by Rome or any Rome Subsidiary into any employment, severance or termination agreement with any such director or executive officer;

            (v) any change in accounting methods, principles or practices by Rome or any Rome Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Rome, except insofar as may have been required by a change in GAAP;

            (vi) any material elections with respect to Taxes (as defined in Section 3.09(g)) by Rome or any Rome Subsidiary or settlement or compromise by Rome or any Rome Subsidiary of any material Tax liability or refund; or

            (vii) any material "impairment" (within the meaning of Statement of Financial Accounting Standards Number 142 entitled "Goodwill and other Intangible Assets" or Statement of Financial Accounting Standards Number 144 entitled "Accounting for Impairment or Disposal of Long-Lived Assets") with respect to any of the assets of Rome or any Rome Subsidiary.

                  SECTION 3.09. Taxes. (a) Each of Rome and each Rome Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined in Section 3.09(g)) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed by Rome and each Rome Subsidiary, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  (b) The most recent financial statements contained in the Available Rome SEC Documents reflect an adequate reserve for all Taxes payable by Rome and the Rome Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and tax items) for all Taxable periods and portions thereof accrued through the date of such financial statements.

                  (c) No deficiency, refund litigation, adjustment, audit examination or matter in controversy with respect to any Taxes has been proposed, asserted or assessed against Rome or any Rome Subsidiary, and no requests for waivers of the applicable statute of limitations to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. The Federal income Tax Returns of Rome and each Rome Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2003. All assessments for Taxes due and owing by Rome or any Rome Subsidiary with respect to completed and settled examinations or any concluded litigation have been fully paid, except for any assessments that have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Rome or any Rome Subsidiary, except for any Liens that have not had and would not reasonably be expected to have a Rome Material Adverse Effect. Neither Rome nor any Rome Subsidiary is bound by any agreement with respect to Taxes (including with respect to a tax allocation agreement, a tax indemnification agreement, or a tax sharing agreement or any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority). Neither Rome nor any Rome Subsidiary has any liability for the Taxes of any person (other than Rome or any Rome Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise, as a result of any consolidated, combined, unitary or aggregate group for Tax purposes of which such person was a member, except for any liability that has not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  (e) Neither Rome nor any Rome Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" or a successor thereto in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

                  (f) Neither Rome nor any Rome Subsidiary has entered into any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(1).

                  (g) For purposes of this Agreement:

                  "Taxes" includes (i) all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, provincial, municipal, governmental, state, foreign, federal, national or other Governmental Entity, or in connection with any agreement with respect to Taxes, including but not limited to, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts (ii) liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amounts as a result of being a transferee of or a successor to any person or a party to any tax sharing agreement or as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

                  "Tax Return" means all national, federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                  SECTION 3.10. Absence of Changes in Benefit Plans. Except as set forth in the Available Rome SEC Documents, from the date of the most recent audited financial statements included in the Available Rome SEC Documents to the date of this Agreement, (i) there has not been any adoption or amendment in any material respect by Rome or any Rome Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material compensation or benefit plan, program, policy, agreement, or arrangement established, maintained, or contributed to, by Rome, any Rome Subsidiary, or any other Rome affiliate (which together with Rome would be treated as a single employer under Section 414(b), (c),
      (m), or (o) of the Internal Revenue Code of 1986, as amended (the "Code")) (such Rome Subsidiaries and other Rome affiliates shall hereinafter collectively be referred to as "ERISA Affiliates" and individually as an "ERISA Affiliate") providing benefits to any current or former employee, officer or director of Rome or any ERISA Affiliate, or with respect to which Rome or any ERISA Affiliate has or would reasonably be expected to have any liability (collectively, "Rome Benefit Plans") and (ii) none of Rome or the Rome Subsidiaries have incurred any material unfunded liability as a result of any adoption by Rome or any ERISA Affiliate of any Rome Benefit Plan or any amendment to any Rome Benefit Plan. Except as set forth in the Available Rome SEC Documents, as of the date of this Agreement there are no employment, consulting, indemnification, severance or termination agreements or arrangements between Rome or any Rome Subsidiary and any current or former executive officer or director of Rome or any Rome Subsidiary.

                  SECTION 3.11. ERISA Compliance; Excess Parachute Payments. (a) The Rome Disclosure Letter contains a list of all Rome Benefit Plans that are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Rome Pension Plans") or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) ("Rome Welfare Plans") and all other material Rome Benefit Plans. Each Rome Benefit Plan has been administered in compliance with its terms, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. Rome has made available to the Florence Parties true, complete and correct copies of (i) each Rome Benefit Plan (or, in the case of any unwritten Rome Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Rome Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Rome Benefit Plan for which such summary plan description is required or was otherwise prepared and (iv) each trust agreement, funding arrangement, and group annuity contract, third party administration agreement and investment management agreement relating to any Rome Benefit Plan.

                  (b) All Rome Pension Plans that are intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service to the effect that such Rome Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letters have been revoked, and, to the knowledge of Rome, no such revocation has been threatened. Each such determination letter is current in that it covers all of the provisions of each Rome Pension Plan to which it relates (including changes required by applicable law) with respect to which the Code Section 401(b) remedial amendment period has expired as of the date of this Agreement, and with respect to any such provisions with respect to which the Code Section 401(b) remedial amendment period has not expired as of the date of this Agreement, a timely application for a determination has been filed for such Rome Pension Plan, and is pending before the Internal Revenue Service. To the knowledge of Rome, nothing has occurred since the date of the determination letters that would reasonably be expected to materially adversely affect the qualification of the Rome Pension Plans. Each trust intended to qualify under Section 501(c)(9) of the Code so qualifies in form and in operation in all material respects, meets the requirements of Section 505(c) of the Code and the regulations thereunder in all material respects, and has received an opinion letter from the Internal Revenue Service that such trust so qualifies, and no fact or event has occurred since the date of any opinion letter which could affect adversely the exempt status of any such trust, except as has not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  (c) Rome and its ERISA Affiliates and all the Rome Benefit Plans are in compliance with all applicable provisions of ERISA, the Code, and other applicable laws, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. All required reports and descriptions of the Rome Benefit Plans have been timely filed with applicable government agencies and/or distributed to participants, except where the failure to be so filed or distributed, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. There is not pending or, to the knowledge of Rome, threatened any litigation, investigation or audit relating to the Rome Benefit Plans that, individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect.

                  (d) Except as individually and in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect, none of Rome, any ERISA Affiliate, any officer of Rome or any ERISA Affiliate or any of the Rome Benefit Plans which are subject to ERISA, including the Rome Pension Plans, or, to the knowledge of Rome, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would reasonably be expected to subject Rome, any ERISA Affiliate or any officer of Rome or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA.

                  (e) Each Rome Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  (f) Except as has not had and would not reasonably be expected to have a Rome Material Adverse Effect, (A) neither Rome nor any of its ERISA Affiliates has within the six year period ending on the date hereof, established, maintained, contributed to or has any liability with respect to, any material employee benefit plan (i) subject to Title IV of ERISA, (ii) that has ever been a multiemployer plan within the meaning of ERISA Section 3(37), ERISA Section 4001(a)(3) or Code Section 414(f), (iii) that has ever been subject to Code Section 412 or ERISA Section 302, or (iv) that has ever been a "multiple employer welfare plan" or a "multiple employer welfare arrangement" within the meaning of ERISA Section 514(b)(6) or a welfare benefit fund within the meaning of Code Section 419(e), and (B) none of Rome, any ERISA Affiliate nor any Rome Welfare Plan has ever provided or has any obligation to provide in the future to current or former employees any material medical, life insurance or other welfare benefits after retirement or other termination of service, other than coverage mandated by applicable Law.

                  (g) Except as would not reasonably be expected to have a Rome Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, employee or independent contractor of Rome or any ERISA Affiliate, (b) increase any benefits otherwise payable under any Rome Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any benefit under any Rome Benefit Plan. Neither Rome nor any ERISA Affiliate, nor any of their officers or directors, has taken any direct or indirect action which obligates Rome or any ERISA Affiliate to institute, modify or change, any Rome Benefit Plan, or the manner in which contributions to any Rome Benefit Plan are made or the basis on which such contributions are determined, except for such institutions, modifications or changes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. The deduction of any amount payable pursuant to the terms of the Rome Benefit Plans would not be subject to disallowance under Code Section 162(m) (before giving effect to Code Section 162(m)(4)(F)) for any taxable years of Rome ending prior to the date hereof.

                  (h) Other than payments that may be made to the persons listed in the Rome Disclosure Letter (the "Primary Rome Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of Rome or any of its affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation
      Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Rome Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) and except as set forth in the Available Rome SEC Documents and except for obligations with respect to Primary Rome Executives, neither Rome nor any of its ERISA Affiliates will be required to "gross up" or otherwise compensate any such Primary Rome Executive in respect thereof.

                  SECTION 3.12. Litigation. Except as set forth in the Available Rome SEC Documents, as of the date of this Agreement, (i) there is no suit, claim, demand, action or proceeding pending or, to the knowledge of Rome, threatened against Rome or any Rome Subsidiary or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect, and (ii) there is no Judgment outstanding against, or consent decree binding upon, Rome or any Rome Subsidiary that individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect. Except as set forth in the Available Rome SEC Documents, to the knowledge of Rome, there is not any active or impending investigation, compliance review, inspection, hearing, administrative or other proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity against Rome or any Rome Subsidiary that individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect.

                  SECTION 3.13.Compliance with Applicable Laws. Except as set forth in the Available Rome SEC Documents, to the knowledge of Rome, Rome and the Rome Subsidiaries are in compliance with all applicable Laws and Judgments of any Governmental Entity applicable to their businesses and operations, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. Except as set forth in the Available Rome SEC Documents, neither Rome nor any Rome Subsidiary has received any written communication or, to the knowledge of Rome, any other communication since January 1, 2002, from a Governmental Entity that alleges that Rome or a Rome Subsidiary is not in compliance in any material respect with any applicable Law or Judgment of any Governmental Entity applicable to its businesses and operations. Except as set forth in the Available Rome SEC Documents, neither Rome nor any Rome Subsidiary is in violation of, default under, nor has any event occurred giving to any other person any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit of Rome or any Rome Subsidiary, except for any such violations, defaults, events, terminations, amendments or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, to matters with respect to Environmental Law, which are the subject of Section 3.14 or to matters with respect to HIPAA (as defined in Section 3.20), or federal or state statutes related to health care matters, including false or fraudulent claims and healthcare fraud and abuse matters, which are the subject to Section 3.20.

                  SECTION 3.14. Environmental Matters. (a) Except as disclosed in the Available Rome SEC Documents and except for such matters that individually or in the aggregate would not reasonably be expected to have a Rome Material Adverse Effect: (i) Rome and each Rome Subsidiary possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations in compliance with all Environmental Laws (as defined below); (ii) to the knowledge of Rome, Rome and each Rome Subsidiary has been and is in compliance with all applicable Environmental Laws and all applicable Environmental Permits, and none of Rome or the Rome Subsidiaries has received any written communication from any Governmental Entity that alleges that Rome or any Rome Subsidiary has violated or is liable under any Environmental Law or Environmental Permit;
      (iii) there are no Environmental Claims (as defined below) pending or, to the knowledge of Rome, threatened (A) against Rome or any Rome

      Subsidiary or (B) against any person whose liability for any such Environmental Claim has been retained or assumed by Rome or any Rome Subsidiary, either contractually or by operation of law; and (iv) to the knowledge of Rome, there have been no Releases (as defined below) of any Hazardous Materials (as defined below) at or from any property or facility owned or operated by Rome or any Rome Subsidiary that would reasonably be expected to form the basis of any Environmental Claim against Rome or any Rome Subsidiary or any liability on the part of Rome or any Rome Subsidiary under any Environmental Law or Environmental Permit.

                  (b) For the purposes of this Agreement: (A) "Environmental Claims" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Rome or any Rome Subsidiary, or (y) any other circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit; (B) "Environmental Laws" means all applicable laws, rules, regulations, orders, decrees, common law, judgments or any binding agreements issued, promulgated or entered into by Rome or any Rome Subsidiary with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils, subsurface strata and natural resources) or to human health and safety, including laws and regulations relating to the presence of, exposure to, Release of or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, recycling, transport, handling of, or the arrangement for such activities with respect to, Hazardous Materials; (C) "Environmental Permits" means all permits, licenses, certificates, registrations, waivers, exemptions and other authorizations required under applicable Environmental Laws; (D) "Hazardous Materials" means any substance which is regulated by (or is present at levels or in concentrations that require remediation under) environmental laws, and includes, without limitation, (x) any and all materials or substances which are defined as hazardous waste, extremely hazardous waste or a hazardous substance pursuant to state, federal or local governmental law;
      (y) asbestos and asbestos containing materials; (z) polychlorinated biphenyls; (aa) petroleum products, including without limitation, crude oil, constituents of petroleum products, and substances derived from petroleum; (bb) urea formaldehyde and related substances; (cc) radon and other radioactive substances; (dd) substances which are toxic, ignitable, reactive; (ee) medical, biological, and biohazardous materials, including without limitation infectious substances, biological products, cultures and stocks, diagnostic specimen or regulated medical waste as defined in 49 CFR sec. 173.134(a) and any other infectious materials, bodily fluids or excrement or similar such wastes and (ff) mold, fungi, and other allergens and (E) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                  SECTION 3.15. Contracts. (a) All Contracts to which Rome or any Rome Subsidiary is a party as of the date hereof or to which any of their respective properties or assets is subject as of the date hereof that are required pursuant to Item 601 of Regulation S-K under the Exchange Act to be filed as an exhibit to any Available Rome SEC Document have been filed as an exhibit to such Available Rome SEC Document (such filed Contracts, the "Filed Contracts"). To the knowledge of Rome, all the Filed Contracts are valid and in effect, except as set forth in the Available Rome SEC Documents, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. As of the date hereof, none of Rome or any Rome Subsidiary is in violation of or default under any Filed Contract, except as set forth in the Available Rome SEC Documents and except for such violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  (b) Rome has made available to the Florence Parties in the data room prepared for the Transactions true and complete copies of (i) substantially all medical director agreements and (ii) substantially all joint venture contracts, partnership agreements and other agreements involving a sharing of profits, losses, costs or liabilities of Rome or any Rome Subsidiary, in each case to which Rome or any Rome Subsidiary is a party as of the date of this Agreement. Rome has made available to the Florence Parties in such data room a schedule identifying each material agreement with a third party payor to which Rome or any Rome Subsidiary is a party as of the date of this Agreement.

                  SECTION 3.16. Intellectual Property. Rome and the Rome Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are used or held for use in the conduct of the business of Rome and the Rome Subsidiaries as of the date hereof, except to the extent that the failure to own or have the right to use any such Intellectual Property Right, individually or in the aggregate, has not had or would not reasonably be expected to have a Rome Material Adverse Effect. To the knowledge of Rome, none of Rome or any Rome Subsidiary is infringing the rights of any person with regard to any Intellectual Property Right, except for any infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. No claims are pending or, to the knowledge of Rome, threatened alleging that Rome or any Rome Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, except for any pending or threatened claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. To the knowledge of Rome, no person is infringing the rights of Rome or any Rome Subsidiary with respect to any Intellectual Property Right, except for any infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  SECTION 3.17. Assets. Except as set forth in the Available Rome SEC Documents, Rome or a Rome Subsidiary has good title to, or valid leasehold interests in, all of the properties and assets (other than Intellectual Property Rights which are addressed in Section 3.16) that are used in the conduct of the business of Rome and the Rome Subsidiaries as of the date hereof and reflected as assets on the most recent consolidated balance sheet of Rome and the Rome Subsidiaries included in the Available Rome SEC Documents, except (i) for inventories and other assets as have been exhausted or disposed of in the ordinary course of business and (ii) for any defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. Except as set forth in the Available Rome SEC Documents, all such assets and properties, other than assets and properties in which Rome or any of the Rome Subsidiaries has leasehold interests, are owned by Rome or a Rome Subsidiary free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                  SECTION 3.18. Brokers. No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC and Morgan Stanley & Co., the fees and expenses of which will be paid by Rome, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Rome.

                  SECTION 3.19. Opinion of Financial Advisor. Rome has received the opinion of Morgan Stanley & Co. Incorporated, dated May 3, 2005, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Rome Common Stock is fair from a financial point of view.

                  SECTION 3.20. Fraud and Abuse Stark; False Claims; HIPAA; Medicare Program. To the knowledge of Rome and except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect: (A) none of Rome and the Rome Subsidiaries, (B) none of the predecessors of Rome and the Rome Subsidiaries in respect of any dialysis or other business to which Rome or any Rome Subsidiary succeeded and (C) no person or entity providing professional, billing, management and/or marketing services to or on behalf of Rome or any Rome Subsidiary has engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1320a-7, 42 U.S.C. Section 1395nn or 31 U.S.C. Section 3729-3733 (or any
      other federal or state statute related to false or fraudulent claims) or the regulations promulgated under such statutes including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment from any federal or state health care program, including Medicare and Medicaid, (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment from any federal or state health care program, including Medicare and Medicaid, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure any benefit or payment from any federal or state health care program, including Medicare and Medicaid and (d) knowingly and willfully soliciting, offering, paying or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any federal or state health care program, including Medicare and Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any federal or state health care program, including Medicare and Medicaid. To the knowledge of Rome and except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect: (1) none of Rome, the Rome Subsidiaries and their respective predecessors in respect of any dialysis or other business to which any of Rome and the Rome Subsidiaries have succeeded has engaged in activities that are prohibited under the applicable administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the criminal provisions thereunder related to federal health care offenses, or any regulations promulgated thereunder (collectively, "HIPAA"), and (2) Rome and the Rome Subsidiaries are in compliance with HIPAA, including applicable HIPAA administrative simplification provisions and the standards and regulations regarding privacy, security and transaction and code set standards, as well as applicable state laws and regulations respecting privacy and data security. Except as set forth in the Available Rome SEC Documents, the dialysis centers of Rome and the Rome Subsidiaries that are currently operating and accepting patients under the Medicare Program are providers in good standing with the Medicare Program, except for such failures to be in good standing that individually or in the aggregate have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

                                   ARTICLE IV

             Representations and Warranties of the Florence Parties

                  The Florence Parties, jointly and severally, represent and warrant to Rome that, except as set forth in the letter, dated as of the date of this Agreement, from the Florence Parties to Rome (the "Florence Parties' Disclosure Letter"):

                  SECTION 4.01. Organization, Standing and Power. (a) Each of Fresenius AG, a corporation organized under the laws of the Federal Republic of Germany and the controlling shareholder of FME AG ("Florence Parent"), and FME AG is a stock corporation duly organized and validly existing under the laws of the Federal Republic of Germany. FME is a corporation duly organized and validly existing under the laws of the State of New York. Sub is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Florence Parent, FME AG, FME and Sub has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Florence Material Adverse Effect (as defined below). For purposes of this Agreement: a "Florence Material Adverse Effect" means
      (A) a material adverse effect on the ability of any of the Florence Parties to perform their respective obligations under this Agreement or
      (B) a material adverse effect on the ability of FME or Sub to consummate the Merger or any Florence Party to consummate the other Transactions.

                  (b) The Florence Parties have made available to Rome true and complete copies of (i) Articles of Association of Florence Parent, as amended to the date of this Agreement (as so amended, the "Florence Parent Charter"), together with an English-language translation thereof, (ii) the Articles of Association of FME AG, as amended to the date of this Agreement (as so amended, the "FME AG Charter"), together with an English-language translation thereof, (iii) the Certificate of Incorporation and bylaws of FME, in each case as amended to the date of this Agreement (as so amended, the "FME Charter") and (iv) the certificate of incorporation and by-laws of Sub, in each case as amended through the date of this Agreement.

                  SECTION 4.02. Sub. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

                  (b) The authorized capital stock of Sub consists of 3,000 shares of common stock, par value $0.01 per share. At the close of business on May 2, 2005, 100 shares of Sub common stock were outstanding, all of which have been validly issued, are fully paid and nonassessable, and are owned by FME free and clear of any Liens.

                  SECTION 4.03. Authority; Execution and Delivery; Enforceability. (a) Each Florence Party has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each Florence Party of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of such Florence Party. Each Florence Party has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  (b) Each of the Supervisory Board of Florence Parent, the Managing Board of Florence Parent, the Supervisory Board of FME AG, the Managing Board of FME AG, and the Board of Directors of FME at a meeting of such body duly called and held, or pursuant to a written consent in lieu of such meeting, as the case may be, duly adopted resolutions approving this Agreement, the Merger and the other Transactions.

                  (c) FME, as sole stockholder of Sub, has adopted this Agreement.

                  (d) No consent of, or approval or adoption by, the holders of any class of capital stock of Florence Parent, FME AG or of FME is required for the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions.

                  SECTION 4.04.No Conflicts; Consents. (a) The execution and delivery by each Florence Party of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of any Florence Party or any of their respective subsidiaries under, any provision of (i) the Florence Parent Charter, the FME AG Charter, the FME Charter, certificate of incorporation or by-laws of Sub or the charter or organizational documents of any subsidiary of FME other than Sub, (ii) any Contract to which any Florence Party or any of their respective subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to any Florence Party or any of their respective subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Florence Material Adverse Effect.

                  (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Florence Party or any of their respective subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) such of the foregoing as may be required in connection with the Financing (as defined in Section 4.07(a)) and (vii) such other items (A) required solely by reason of the participation of Rome (as opposed to any third party) in the Transactions or (B) the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Florence Material Adverse Effect.

                  SECTION 4.05. Information Supplied. None of the information supplied in writing or to be supplied in writing by any Florence Party for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Rome's stockholders or at the time of the Rome Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made by the Florence Parties with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by Rome for inclusion or incorporation by reference therein.

                  SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Bank, the fees and expenses of which will be paid by a Florence Party, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Florence Parties.

                  SECTION 4.07. Financing. (a) FME AG and FME have received a commitment letter dated April 29, 2005, from Bank of America, N.A. and Deutsche Bank AG New York Branch (the "Lenders") relating to the commitment of the Lenders to provide the financing required to consummate the Merger and pay the Merger Consideration, to refinance all existing indebtedness of Rome, and to pay related fees and expenses. The financing required to consummate the Merger and pay the Merger Consideration, to refinance all existing indebtedness of Rome, and to pay related fees and expenses is collectively referred to in this Agreement as the "Financing". FME AG has provided Rome with a complete and correct copy of such letter (including all attachments thereto, the Fee Letter referred to therein and all side letters in respect thereof) (collectively, the "Commitment Letter"). As of the date of this Agreement, FME AG has no reason to believe that any of the conditions to the Financing will not be satisfied or that the funds for the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.

                  (b) Assuming Rome is not Insolvent (as defined below) prior to the Effective Time, immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (insolvency being determined either because the financial condition of the Surviving Corporation is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of the Surviving Corporation's assets is less than the amount required to pay its probable liability on existing debts as they mature),
      (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred liabilities beyond its ability to pay as they become due. For purposes hereof, Rome will be deemed to be "Insolvent" if any of the conditions described in clause (i), (ii) or (iii) above is applicable to Rome prior to the Effective Time.

                                   ARTICLE V

                    Covenants Relating to Conduct of Business

                  SECTION 5.01. Conduct of Business. (a) Conduct of Business by Rome. Except for matters set forth in the Rome Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time Rome shall, and shall cause each Rome Subsidiary to, conduct its business in the usual, regular and ordinary course substantially consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Rome Disclosure Letter or otherwise contemplated by this Agreement, from the date of this

      Agreement to the Effective Time, Rome shall not, and shall not permit any Rome Subsidiary to, do any of the following without the prior written consent of FME:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than pro rata dividends and distributions by a direct or indirect Rome Subsidiary to the holders of its capital stock or other equity interests, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of Rome or any Rome Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) enter into a contractual obligation to vote any shares of the capital stock of, or other equity or voting interests in, any Rome Subsidiary or (E) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

            (ii) issue, deliver, sell, authorize or grant (A) any shares of its capital stock, (B) any Rome Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Rome Voting Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the (1) issuance of Rome Common Stock (and associated Rome Rights) upon the exercise of Rome Stock Options and rights under the Rome ESPP (as defined in Section 6.04(e)) outstanding on the date of this Agreement and in accordance with their present terms, and (2) if applicable, the issuance of Rome Capital Stock upon the exercise of Rome Rights;

            (iii) enter into or complete any acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, "Acquisitions") of any business or any corporation, partnership, association or other business organization or division thereof or of any additional assets outside the ordinary course of business in connection with the day to day operations of Rome and the Rome Subsidiaries, other than (A) the Acquisitions set forth in the Rome Disclosure Letters and (B) Acquisitions of any business, corporation, partnership, association or other business organization or division thereof or interest therein having a value of less than $20,000,000, individually, and less than $100,000,000, in the aggregate (provided that such aggregate limit shall be increased to $150,000,000 in the event that the Closing has not occurred on or prior to December 31, 2005); provided, that such Acquisition would not reasonably be expected to increase in any material respect the divestitures that may be required pursuant to Section 6.03 hereof;

            (iv) (A) other than in the ordinary course of business consistent with past practice with respect to employees (but not directors or officers of Rome or any Rome subsidiary), enter into, adopt, amend (except for such amendments as may be required by law) or terminate, in any material respect, any Rome Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Rome or a Rome Subsidiary and one or more of its directors, officers or employees, (B) except as required by any plan or arrangement as in effect as of the date hereof, and except for normal payments, awards and increases in the ordinary course of business consistent with past practice with respect to employees (but not directors and officers of Rome or any Rome Subsidiary), increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any contract, plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that notwithstanding the foregoing, Rome may, with the approval of the Florence Parties (such approval not to be unreasonably withheld or delayed), increase the compensation (excluding severance benefits) of directors and officers of Rome or any Rome Subsidiary after December 31, 2005, consistent with past practice, (C) except pursuant to
Section 6.04, enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, (D) take any action to provide that the consummation of the Merger shall result in the acceleration or other modification of (x) the vesting or other material terms of any Rome Stock Option, restricted stock award or unit or other equity related award or (y) other benefits under any Rome Benefit Plan except to the extent that such acceleration or other modification is consistent with the terms as of the date of this Agreement of such Rome Stock Option, other award or unit or Rome Benefit Plan, or (E) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, except as required by Law or in the ordinary course of business consistent with past practice;

      (v) make any change in financial or tax accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Rome and the Rome Subsidiaries, except insofar as may have been required by a change in GAAP or concurred with by Rome's independent auditors;

      (vi) sell, lease (as lessor), license, assign or otherwise dispose of or subject to any Lien any properties or assets (including capital stock of subsidiaries and indebtedness of others) that are material, individually or in the aggregate, to Rome and the Rome Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

      (vii) (A) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Rome or any Rome Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings (x) incurred to refinance indebtedness of Rome or the Rome Subsidiaries outstanding on the date of this Agreement (or to refinance indebtedness incurred pursuant to this clause (x) or clause (y)) or (y) additional short-term borrowings (1) incurred for general corporate purposes in an aggregate amount outstanding at any time not to exceed $30,000,000 or (2) incurred in connection with Acquisitions permitted pursuant to Section 5.01(a)(iii), or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Rome or any direct or indirect wholly owned Rome Subsidiary;

      (viii) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $2,500,000 or, in the aggregate during any calendar month, are in excess of $7,000,000;

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                                                                              28

      (ix) change its annual Tax accounting period or make or change any material Tax election or settle or compromise any material Tax liability or refund;

      (x) (A) pay, discharge, settle or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Rome included in the Available Rome SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness owed to Rome (individually or in the aggregate) or waive any claims or rights of substantial value, or (C) other than as contemplated by the last sentence of Section 5.02(a), waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Rome or any Rome Subsidiary is a party; or

      (xi) adopt a plan of complete or partial liquidation of Rome or any material Rome Subsidiary or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization of Rome or any material Rome Subsidiary;

      (xii) enter into or otherwise become party to any Contract that contains a material non-competition covenant or similar restriction on the ability of Rome or FME or any of their respective subsidiaries to conduct, from and after the Closing, any of their businesses in any geographical area, except for customary non-competition covenants or similar restrictions included in joint venture agreements entered into by Rome or a Rome Subsidiary consistent with past practice; provided, that Rome shall offer FME a reasonable opportunity to review and approve (such approval not to be unreasonably withheld or delayed) any such covenant or similar restriction prior to Rome's entry into or agreeing to become party to such Contract, and provided further that if FME does not approve any such Contract, Rome may enter into such Contract only if it has a reasonable basis for doing so.

      (xiii) settle any litigation commenced after the date hereof against Rome or any of its directors by any stockholder of Rome relating to this Agreement, the Merger, any other transaction contemplated hereby or thereby, without the prior written consent of FME, which consent shall not be unreasonably withheld or delayed; or

      (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

            (b) Conduct of Business of FME AG. Except for matters set forth in the Florence Parties' Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, FME AG shall not, and shall not permit Florence Parent or any subsidiary of Florence Parent to, do any of the following without the prior written consent of Rome:

      (i) acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any assets if any such acquisition or agreement would have or reasonably be expected to have a Florence Material Adverse Effect; provided that this Section 5.01(b)(i) shall not limit or diminish in any respect the Florence Parties' obligations under Section 6.03; or

      (ii) authorize any of, or commit or agree to take any of, the foregoing actions.

            (c) Other Actions. Except as otherwise permitted by Section 5.02, Rome shall not, and shall not permit any Rome Subsidiary to, take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied. Except as otherwise permitted by Section 5.02, the Florence Parties shall not, and shall not permit Florence Parent or any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied.

            (d) Advice of Changes. Rome shall promptly advise the Florence Parties orally and in writing of any change or event that has or would reasonably be expected to have a Rome Material Adverse Effect. The Florence Parties shall promptly advise Rome orally and in writing of any change or event that has or would reasonably be expected to have a Florence Material Adverse Effect.

            (e) Administration of Consents. Any request for a consent of FME under Section 5.01(a), and any correspondence between the parties with respect to such consents (including the granting or refusal to grant any such consent) shall be made solely by and between the person identified in Section 5.01(e) of the Rome Disclosure Letter, on behalf of Rome and the Rome Subsidiaries, and the person identified in writing by FME on or prior to the date hereof, on behalf of the Florence Parties and their respective subsidiaries.

            (f) Control of Rome's Business. It is understood and agreed that the Florence Parties and their affiliates do not have the right to control or direct Rome's operations prior to the Effective Time. Prior to the Effective Time, Rome shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

            SECTION 5.02.No Solicitation. (a) Rome hereby represents and warrants to the Florence Parties that as of the date hereof there are no existing discussions or negotiations between Rome and any third party or parties, other than the Florence Parties, relating to any Takeover Proposal (as defined in Section 5.02(e)). Rome shall not, and it shall not authorize or permit any Rome Subsidiary to, and it shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of, Rome or any Rome Subsidiary to (i) solicit, initiate or encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that Rome and its Representatives may, in response to a Takeover Proposal that the Rome Board determines, in good faith, could reasonably be expected to lead to a Superior Proposal (as defined in Section 5.02(e)) that was not solicited by Rome and that did not otherwise result from a breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to Rome to the person making such Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement (which, for the avoidance of doubt, need not contain any "standstill" or similar covenant) and (y) participate in discussions or negotiations (including solicitation of a revised Takeover Proposal) with such person and its Representatives regarding any Takeover Proposal. In the event that Rome enters into a confidentiality agreement with a person making a Takeover Proposal that does not include a "standstill" provision or contains a "standstill" provision substantially less favorable to Rome than the corresponding provision of the Confidentiality Agreement (as defined in Section 6.02), the applicable Florence Parties and their affiliates shall, without further action by Rome, be released from the "standstill" provision under Section 6 of the Confidentiality Agreement to the extent necessary to render such "standstill" provision of the Confidentiality Agreement no more favorable to Rome than the "standstill", if any, applicable to the person making such Takeover Proposal.

            (b) Neither the Rome Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Florence Parties), or publicly propose to withdraw (or modify in a manner adverse to the Florence Parties), the adoption, approval, recommendation or declaration of advisability by the Rome Board or any such committee thereof of this Agreement, the Merger or the other Transactions or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Rome or any of the Rome Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)). Notwithstanding the foregoing, at any time prior to obtaining the Rome Stockholder Approval, the Rome Board (or the applicable committee thereof) may make an Adverse Recommendation Change described in clause (i)(A) above, if the Rome Board (or such committee thereof) determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with applicable law, including its fiduciary duties to the stockholders of Rome (including, but not limited to, the Rome Board's duties of good faith and candor to the stockholders of Rome); provided, however, that no Adverse Recommendation Change may be made until the expiration of a three business day period commencing upon the Florence Parties' receipt of written notice (a "Notice of Adverse Recommendation") from Rome advising the Florence Parties that the Rome Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that may be the basis of the proposed action by the Rome Board (it being understood and agreed that (x) any amendment to the financial terms or any other material term of any such Superior Proposal or (y) with respect to any previous Adverse Recommendation Change, any material change in the principal rationale stated by the Rome Board for such previous Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Notice of Adverse Recommendation and a new three business day period). In determining whether to make an Adverse Recommendation Change, the Rome Board shall take into account any changes to the financial terms of this

   Agreement proposed by the Florence Parties in response to a Rome Notice of Adverse Recommendation or otherwise.

            (c) In addition to the obligations of Rome set forth in paragraphs
   (a) and (b) of this Section 5.02, Rome promptly shall advise the Florence Parties orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal and the identity of the person making any such Takeover Proposal or inquiry and shall provide the Florence Parties with the material terms and conditions of any proposal that is the basis for a proposed Adverse Recommendation Change or termination of this Agreement by Rome pursuant to
   Section 8.01(f). Rome shall keep the Florence Parties fully informed of the status of any such Takeover Proposal or inquiry. Rome shall not be required to comply with this Section 5.02(c) in any instance to the extent that the Rome Board determines in good faith, that such compliance would in such instance be a breach of their fiduciary duties.

            (d) Nothing contained in this Section 5.02 shall prohibit Rome from
   (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Rome's stockholders if, in the good faith judgment of the Rome Board (after consultation with outside counsel), failure so to disclose would be inconsistent with its obligations under applicable Law, including but not limited to the Rome Board's duty of candor to the stockholders of Rome; provided, however, that in no event shall Rome or the Rome Board or any committee thereof take, or agree or resolve to take, any action prohibited by
   Section 5.02(b). Any action taken by Rome or the Rome Board in accordance with Section 5.02(d)(i) shall be deemed not to be a withdrawal or modification of the Rome Board's approval or recommendation of the Merger and this Agreement.

            (e) For purposes of this Agreement:

            "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses of Rome and the Rome Subsidiaries that constitute or represent 15% or more of the total revenue, operating income, earnings before interest, taxes, depreciation and amortization or assets of Rome and the Rome Subsidiaries, taken as a whole, or (B) 15% or more of the outstanding shares of capital stock of Rome.

            "Superior Proposal" means any bona fide written offer made by a third party in respect of (i) a transaction that if consummated would result in such third party acquiring, directly or indirectly, 50% or more of the voting power of the outstanding Rome Common Stock or 50% or more of the assets of Rome and the Rome Subsidiaries, taken as a whole, or (ii) a merger between such third party and Rome, in either case providing for consideration to Rome's stockholders consisting of cash and/or securities (it being understood that securities retained by Rome's stockholders be included for purposes of this determination), which transaction the Rome Board determines in its good faith judgment (after

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                                                                              32

         consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the holders of Rome Common Stock from a financial point of view than the Transactions (taking into account all the terms and conditions of such Takeover Proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by the Florence Parties in response to such offer or otherwise), the form of consideration offered, the person making the offer, breakup fees and expense reimbursement provisions as well as other financial factors deemed relevant by the Rome Board) and
         (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Takeover Proposal.

                                   ARTICLE VI

                              Additional Agreements

            SECTION 6.01. Preparation of Proxy Statement; Stockholders Meeting.
   (a) As soon as practicable following the date of this Agreement, Rome shall, with FME's cooperation, prepare and file with the SEC the Proxy Statement in preliminary form. Rome shall, with FME's cooperation, use its best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Rome shall, as soon as practicable following the filing of the Proxy Statement with the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the "Rome Stockholders Meeting") for the purpose of seeking the Rome Stockholders Approval, regardless of whether an Adverse Recommendation Change has occurred at any time after the date of this Agreement, and use its best efforts to cause the Proxy Statement to be mailed to Rome's stockholders as promptly as practicable after filing with the SEC. Rome shall notify FME promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply FME with copies of all correspondence between Rome or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Merger, or any of the other Transactions. Prior to filing or mailing the Proxy Statement or responding to any comments of the SEC with respect thereto, Rome shall (i) provide FME an opportunity to review and comment in writing on such document or response and
   (ii) give reasonable consideration to all written comments proposed by FME.

            (b) If prior to the receipt of the Rome Stockholder Approval, any event occurs with respect to Rome or any Rome Subsidiary, or any change occurs with respect to other information supplied by Rome for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Rome shall promptly notify the Florence Parties of such event, and Rome and FME shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Rome's stockholders.

            (c) If prior to the receipt of the Rome Stockholder Approval, any event occurs with respect to any Florence Party or any of their respective subsidiaries, or any change occurs with respect to other information supplied by the Florence Parties for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Florence Parties shall promptly notify Rome of such event, and Rome and FME shall cooperate in the prompt filing with the SEC, of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Rome's stockholders.

            (d) Rome shall, through the Rome Board, recommend to its stockholders that they give the Rome Stockholder Approval, except to the extent that the Rome Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02. Without limiting the generality of the foregoing, Rome agrees that its obligations pursuant to the first sentence of this Section 6.01(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Rome of any Takeover Proposal.

            (e) The Florence Parties shall cause all shares of Rome Common Stock owned by Florence Parent, FME AG, FME or any other subsidiary of Florence Parent to be voted in favor of the adoption of this Agreement.

            SECTION 6.02. Access to Information; Confidentiality. Rome shall, and shall cause the Rome Subsidiaries to, afford to the Florence Parties and the Representatives of the Florence Parties, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, assets, books, contracts, commitments, personnel and records. During such period, Rome shall, and shall cause the Rome Subsidiaries to, furnish promptly to the Florence Parties, (a) a copy of each report, schedule, form, registration statement and other document filed by it during such period pursuant to the requirements of federal, state or foreign securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. For the purposes of this Section 6.02, all communications, including requests for information or access, pursuant to this Section 6.02, shall only be made by and between a representative of each of FME, on the one hand, and of Rome, on the other hand, which representative (a) shall initially be the person identified on Section 6.02 of the Florence Parties' Disclosure Letter for FME and the person identified on Section 6.02 of the Rome Disclosure Letter for Rome and (b) may be replaced with a substitute representative by either party from time to time upon reasonable written notice to the other party. Notwithstanding the foregoing, Rome may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Rome's counsel, might reasonably result in antitrust difficulties for such party (or any of its affiliates). If any material is withheld by Rome pursuant to the proviso to the preceding sentence, Rome shall inform the Florence Parties as to the general nature of what is being withheld. All information

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                                                                              34

   exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated March 14, 2005, between Rome and FME (the "Confidentiality Agreement").

            SECTION 6.03. Standard of Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall, subject to Section 6.01(a) above, and Sections 6.03(b) and 6.03(c) below, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, (i) Rome and the Rome Board shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any Transaction or this Agreement, and (B) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions, and (ii) Rome and the Rome Board shall cooperate with the Florence Parties in the arrangements for obtaining the Financing and the Florence Parties shall keep Rome and the Rome Board informed about the status of the Financing, including providing prompt notice to Rome of any material developments with respect thereto. Notwithstanding the foregoing, Rome and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02.

            (b) In furtherance and not in limitation of the other provisions of this Section 6.03, each of the Florence Parties and Rome agrees to make, and the Florence Parties agree to cause Florence Parent to make, an appropriate filing of a notification and report form pursuant to the HSR Act (and to make such other filings as are required under laws in foreign jurisdictions governing antitrust or merger control matters (together with the HSR Act, "Antitrust Laws")) with respect to the Merger and the Transactions as promptly as practicable after the date of this Agreement but in any event not later than fifteen (15) business days after the date of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws. Each of the Florence Parties and Rome will use its best efforts to cause, and the Florence Parties shall cause Florence Parent to use its best efforts to cause, the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of required approvals under Antitrust Laws as soon as practicable. The parties hereto agree not to extend, and the Florence Parties shall cause Florence Parent not to extend, directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Entity to delay or not to consummate the Merger and the Transactions, except with the prior written consent of the other parties hereto. Each of the Florence Parties and Rome will, and the Florence Parties will cause Florence Parent to, (x) promptly notify the other party of any written communication to that party from any Governmental Entity located in the United States and, to the extent practicable, outside of the United States and, subject to applicable Law, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party's reasonable comments,
   (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective Representatives on one hand, and any such Governmental Entity or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the Transactions contemplated by this Agreement as violative of any Antitrust Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other Transactions, each of the Florence Parties shall, and shall cause Florence Parent to, use its best efforts, including selling, holding separate or otherwise disposing of or conducting its business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of the Florence Parties, Florence Parent, or their respective subsidiaries, or after the Closing, Rome or the Rome Subsidiaries, or the conducting of its business in a specified manner, to contest and resist any such action or proceeding and shall, and shall cause Florence Parent to, use its best efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Transactions. Rome will cooperate with the Florence Parties in all respects in the Florence Parties' or Florence Parent's implementation of any of the measures described in the preceding sentence that is undertaken in order to permit consummation of the Merger or the Transactions (including entering into agreements or taking such other actions prior to the Closing as the Florence Parties reasonably request to dispose of assets of Rome and the Rome Subsidiaries; provided, that neither Rome nor any Rome Subsidiary shall be required pursuant to this Section 6.03 to complete any disposition of the assets of Rome or a Rome Subsidiary prior to the Closing or enter into any agreement or other arrangement for a disposition of any assets of Rome or a Rome Subsidiary that does not expressly provide that Rome's obligation to complete such disposition is subject to the prior or simultaneous occurrence of the Closing).

            (c) In furtherance and not in limitation of the other provisions of this Section 6.03, the Florence Parties shall use their best efforts to (i) enter into definitive agreements with respect to, and to obtain funding under, the Financing provided for in the Commitment Letter and (ii) subject to Rome's obligations under the last sentence of this Section 6.03(c), take any and all actions necessary to satisfy the conditions precedent set forth in such definitive agreements. In the event that any portion of such Financing becomes unavailable, in the manner or from the sources originally contemplated, the Florence Parties shall use their best efforts to obtain any such portion on substantially comparable terms to the Financing provided for in the Commitment Letter from alternative sources. In the event that any portion of the Financing becomes unavailable on terms substantially comparable to the Financing provided for in the Commitment Letter, despite the Florence Parties use of their best efforts pursuant to the preceding sentence, then the Florence Parties shall use their reasonable best efforts to obtain any such portion on such other terms as are available from alternative sources. Rome shall use its best efforts (provided that the effectiveness of any actions taken pursuant to this sentence shall be expressly conditioned on consummation of the Merger) to (i) take actions reasonably requested in writing by the Florence Parties that are necessary to facilitate the Financing, including actions with respect to Rome's Credit Agreement, dated as of February 10, 2004, among the parties named therein and
   (ii) to satisfy the conditions precedent in the Commitment Letter to the extent such conditions relate to Rome or are within the control of Rome; provided that in connection with any effort by the Florence Parties to obtain financing from alternative sources as contemplated by the immediately preceding sentence, Rome shall be required, consistent with the Florence Parties obligations, to use its reasonable best efforts.

            (d) Rome shall give prompt notice to the Florence Parties, and the Florence Parties shall give prompt notice to Rome, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            SECTION 6.04. Stock Options. (a) Prior to the Effective Time, the Rome Board (or, if appropriate, any committee administering the Rome Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Rome Stock Options to provide that (i) each Rome Stock Option shall be vested and exercisable effective immediately prior to the Effective Time, and (ii) each Rome Stock Option that is not exercised prior to the Effective Time will be canceled as of the Effective Time and the holder thereof shall then become entitled to receive, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (x) the number of shares of Rome Stock for which such Rome Stock Option shall not theretofore have been exercised and (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Rome Stock Option.

            (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

            (c) Within seven (7) calendar days after the date of this Agreement, the Rome Board of Directors (or, if appropriate, any committee administering the Rome ESPP), shall adopt such resolutions or take such other actions as may be required to provide that (i) no offering period shall be commenced after the date of this Agreement, (ii) each participant's outstanding right to purchase shares of Rome Common Stock under the Rome ESPP shall terminate as soon as practicable following the date of this Agreement (but in no event later than the last day of each applicable payroll period that includes the date of this Agreement), provided that all amounts allocated to each participant's account under the Rome ESPP as of such date shall thereupon be used to purchase from Rome whole shares of Rome Common Stock at the applicable price determined under the terms of the Rome ESPP for then outstanding offering period and (iii) the Rome ESPP shall terminate immediately following such purchases of Rome Common Stock.

            (d) The Rome Stock Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of Rome or any interest in respect of any capital stock of Rome shall be deleted as of the Effective Time, and Rome shall ensure that following the Effective Time no holder of a Rome Stock Option or any participant in any Rome Stock Plan or other Rome Benefit Plan shall have any right thereunder to acquire any capital stock of Rome or the Surviving Corporation.

            (e) In this Agreement:

            "Rome Non-Plan Stock Option" means any option to purchase Rome Common Stock granted by Rome (other than any Rome Plan Stock Option).

            "Rome Plan Stock Option" means any option to purchase Rome Common Stock granted under any Rome Stock Plan (excluding rights under the ESPP).

            "Rome Stock Option" means any Rome Non-Plan Stock Option or Rome Plan Stock Option.

            "Rome Stock Plans" means Rome's Amended and Restated 1999 Long-Term Incentive Plan, 2004 Stock and Incentive Compensation Plan, Fourth Amended and Restated 1996 Stock Incentive Plan, the 1996 Stock Option Plan for Outside Directors, the Employee Stock Purchase Plan, as amended and restated effective July 1, 1997 (the "Rome ESPP"), the 1995 Equity Compensation Plan and the RDM Plan.

                  SECTION 6.05. Benefit Plans. (a) For purposes hereof, "Rome Employees" shall mean those individuals who are common law employees of Rome and the Rome Subsidiaries (including those employees who are on vacation, disability or maternity leave, or other leave of absence) as of the Effective Time.

                  (b) Subject to applicable Law, the Florence Parties shall, and shall cause the Surviving Corporation to, give the Rome Employees full credit, for all purposes, under any employee benefit plans or arrangements maintained by the Florence Parties' business in the United States, the Surviving Corporation and their respective subsidiaries for the Rome Employees' service with Rome and the Rome Subsidiaries to the same extent recognized by Rome and the Rome Subsidiaries immediately prior to the Effective Time, except for purposes of (i) benefit accrual under defined benefit pension plans both (A) in which the Rome Employees do not participate immediately prior to the Effective Time and (B) to which no liabilities with respect to the Rome Employees are transferred from any defined benefit pension plans in which Rome Employees do participate immediately prior to the Effective Time and (ii) eligibility for benefits under post-retirement health and life insurance plans in which Rome Employees do not participate immediately prior to the Effective Time. The Florence Parties, jointly and severally, represent and warrant to Rome that the Florence Parties' do not currently maintain any post-retirement health or life insurance plans for the benefit of the Florence Parties' employees in the United States.

                  (c) Subject to applicable Law, the Florence Parties shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods applicable to the Rome Employees and, to the extent applicable, any retired employees of Rome or the Rome Subsidiaries (each a "Retired Employee") under any welfare benefit plans in which such employees may be eligible to participate from and after the Effective Time, except to the extent that such waiting periods, pre-existing condition limitations, exclusions and actively-at-work requirements would have been applicable under the comparable Rome welfare benefit plan immediately prior to the Effective Time and (ii) provide each Rome Employee (and each Retired Employee) with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements in the calendar year in which the Effective Time occurs, under any welfare plans in which such Rome Employee (and each Retired Employee) is eligible to participate after the Effective Time.

                  (d) Subject to applicable Law, for a period of two years immediately following the Effective Time, the Florence Parties shall, or shall cause the Surviving Corporation to, provide to each of the Rome Employees (who are not members of Rome's senior management listed in Section 6.05(d) of the Rome Disclosure Letter ("Rome Senior Management")) employee benefits (including health, welfare, pension, vacation, savings and severance) that are no less favorable in the aggregate than those provided to the Rome Employees (who are not Rome Senior Management) immediately prior to the Effective Time. Notwithstanding any provision to the contrary, following the Effective Time, there shall be no obligation to provide Rome Employees with awards of capital stock of any entity or awards of options or other rights of any kind to acquire capital stock of any entity; provided, however, the Florence Parties may, in their discretion, offer such awards on a basis that is consistent with such awards available to employees of the Florence Parties principally employed in the United States who are not members of the Florence Parties' senior management listed in Section 6.05(d) of the Florence Parties' Disclosure Letter; provided, that Rome Senior Management shall be entitled to participate in any plans or arrangements made available the Rome Employees generally. Notwithstanding any provision herein to the contrary, none of the Florence Parties, the Surviving Corporation or any of their affiliates shall have any obligation to continue to employ any Rome Employees other than on an "at will" basis except as otherwise may be required under any employment agreements. Additionally, notwithstanding any provision herein to the contrary, none of the Florence Parties, the Surviving Corporation, any affiliates, or any successors shall have any obligation to make provision for any benefits for any period of time with respect to any Rome Employees of any entities that have been divested in any manner from the Florence Parties, the Surviving Corporation, any affiliates, or any successors following the date of such divestiture.

                  (e) Notwithstanding anything herein to the contrary, prior to the Effective Time, the Rome Board or, if appropriate, any committee thereof administering the applicable plan, policy or program shall adopt such resolutions or take such other actions as may be required to (i) terminate accruals under the Rome Supplemental Executive Retirement Plan (the "SERP") immediately prior to the day on which the Effective Time occurs so that the benefits for any participant in the SERP are determined without regard to any period of employment after the earlier of the Effective Time or the date of the participant's actual termination of employment; and (ii) terminate any and all unwritten severance, deferred compensation or termination plans, policies or programs immediately prior to the day on which the Effective Time occurs, and to notify the employees prior to the Effective Time who are covered by such plans, policies and programs that they will terminate as of the Effective Time. FME shall honor and continue or cause to be honored and continued the Renal Care Group, Inc. 401(k) Employer Retirement Plan that is intended to be tax qualified through the end of the "transition period" described in Code
      Section 410(b)(6)(C)(ii) and FME shall honor any and all employment agreements listed in the Rome Disclosure Letter after the Effective Time in accordance with their terms.

                  SECTION 6.06. Indemnification. (a) FME shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all Rome's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of Rome for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of Rome exist on the date of this Agreement, whether pursuant to the Rome Charter, the Rome By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Rome Charter, the Rome By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

                  (b) For a period of six years after the Effective Time, FME shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Rome (provided that FME may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that in no event shall FME be required to maintain such current policies if it is required to pay aggregate annual premiums for insurance under this Section 6.06(b) in excess of 225% of the amount of the aggregate premiums paid by Rome for the year from March 1, 2004 through February 28, 2005 for such purpose. Rome hereby represents and warrants that the premiums for such insurance for the year from March 1, 2004 through February 28, 2005 were $1,322,181. In the event that FME is required to pay in excess of such amount, it shall only be obligated to provide a policy with the best coverage FME is reasonably able to obtain for such 225% amount.

                  (c) From and after the Effective Time, to the fullest extent permitted by Law, the Florence Parties shall, jointly and severally, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of Rome and the Rome Subsidiaries and any employee of Rome or any Rome Subsidiary who, as of the date of this Agreement, acts as a fiduciary under any Rome Benefit Plan (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, "Losses"), as incurred (payable monthly upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party's duties as an officer or director of Rome or any of its subsidiaries, including in respect to this Agreement, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this
      Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws and provided, further, that no Florence Party shall have any liability pursuant to this Section 6.06(c) with respect to any claims that are solely for money damages and as to which the Florence Parties have acknowledged in writing their indemnification obligations hereunder that are settled by the applicable Indemnified Party without the consent of FME, not to be unreasonably withheld or delayed.

                  SECTION 6.07. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) Rome shall pay to FME a fee of $96,250,000 if: (i) the Florence Parties terminate this Agreement pursuant to Section 8.01(e);
      (ii) Rome terminates this

      Agreement pursuant to Section 8.01(f); or (iii) (A) after the date of this Agreement and prior to a duly held meeting to obtain the Rome Stockholder Approval, any person makes a Takeover Proposal (which has not been withdrawn), (B) this Agreement is terminated (x) pursuant to Section 8.01(b)(iii) as a result of the failure to obtain the Rome Stockholder Approval at such meeting, or (y) pursuant to Section 8.01(c) as a result of (I) a material breach by Rome of a covenant contained in this Agreement, (II) a material breach by Rome as of the date of this Agreement of a representation or warranty contained in this Agreement or (III) a wilful material breach by Rome after the date of this Agreement of a representation or warranty contained in this Agreement and required by
      Section 7.02(a) to be true and correct as of the Closing Date and (C) within one year of such termination Rome enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Takeover Proposal.

                  (c) Any fee due under Section 6.07(b) shall be paid by wire transfer of same-day funds: (i) on the date of termination of this Agreement, in the case of Section 6.07(b)(i) or 6.07(b)(ii) and (ii) on the date of execution of such definitive agreement or, if earlier, consummation of such transactions, in the case of Section 6.07(b)(iii). Rome hereby acknowledges that the agreements contained in this Section
      6.07 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FME would not have entered into this Agreement; accordingly, if Rome fails to pay to FME the full amount provided for in Section 6.07(b) promptly following such payment becoming due pursuant to this Section 6.07(c), Rome shall (i) pay to FME interest on such unpaid amount at the prime rate published in the Wall Street Journal Table of Money Rates on the date such payment was required to be made during the period from and including the date payment of such amount was due up to, but excluding, the actual date of payment and (ii) reimburse FME for any out of pocket expenses (including the reasonable fees of counsel) incurred by FME in connection with FME's enforcement of its rights under this Section 6.07.

                  SECTION 6.08. Public Announcements. The Florence Parties, on the one hand, and Rome, on the other hand, shall consult with each other (and the Florence Parties shall cause Florence Parent to consult with Rome) before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing requirement of any national securities exchange on which such party's securities are listed.

                  SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by either FME or the Surviving Corporation, and Rome shall cooperate with the Florence Parties in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

                  SECTION 6.10. Rights Agreements. The Rome Board shall take all action necessary in order to render the Rome Rights inapplicable to the Merger and the other Transactions.

                  SECTION 6.11. Florence Parties' Acknowledgement. For the avoidance of doubt, the Florence Parties acknowledge and agree that each of them is jointly and severally liable to Rome for any failure of Florence Parent to take any action or omit to take any action which the Florence Parties are required to cause Florence Parent to take or omit to take pursuant to this Agreement, including without limitation under
      Section 6.03 of this Agreement, to the same extent Florence Parent would be liable to Rome if Florence Parent, itself, were a party to this Agreement and had so breached this Agreement.

                                  ARTICLE VII

                              Conditions Precedent

                  SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. Rome shall have obtained the Rome Stockholder Approval.

                  (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (c) No Injunctions or Restraints. No temporary retraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

                  SECTION 7.02. Conditions to Obligations of the Florence Parties. The obligations of the Florence Parties to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of Rome contained in Sections 3.06(d), 3.12 and 3.20 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) the representations and warranties of Rome in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than in the case of this clause (ii) such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. FME shall have received a certificate signed on behalf of Rome by the chief executive officer and the chief financial officer of Rome to such effect. For purposes of determining the satisfaction of clause (i) or clause (ii) of this condition, "knowledge" as used in such representations and warranties shall mean knowledge as of the Closing and for purposes of determining the satisfaction of clause (ii) of this condition, the applicable representations and warranties of Rome shall be deemed not qualified by any references therein to a Rome Material Adverse Effect or to materiality generally.

                  (b) Performance of Obligations of Rome. Rome shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Florence Parties shall have received a certificate signed on behalf of Rome by the chief executive officer and the chief financial officer of Rome to such effect.

                  (c) Absence of Rome Material Adverse Effect. Except as disclosed in the Available Rome SEC Documents or in the Rome Disclosure Letter, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect.

                  (d) Conditions to Financing. As of the Closing Date, the conditions precedent to the initial funding of the financing commitments contained in clauses (i) (to the extent requiring the delivery of releases of Liens encumbering the assets of Rome and the Rome Subsidiaries) and
      (vi) (to the extent requiring the delivery of financial statements of Rome and the Rome Subsidiaries) under the heading "Conditions Precedent to All Borrowings" in the Summary of Terms and Conditions attached to the Commitment Letter shall have been satisfied or waived in writing by the lenders providing such commitments.

                  SECTION 7.03. Conditions to Obligations of Rome. The obligations of Rome to effect the Merger are further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of the Florence Parties contained in Section 4.04 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) the representations and warranties of the Florence Parties in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than in the case of this clause (ii) such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Florence Material Adverse Effect. Rome shall have received a certificate signed on behalf of each Florence Party other than Sub by the chief executive officer and the chief financial officer of such Florence Party to such effect. For purposes of determining the satisfaction of clause (i) or clause (ii) of this condition, "knowledge" as used in such representations and warranties shall mean knowledge as of the Closing and for purposes of determining the satisfaction of clause (ii) of this condition, the applicable representations and warranties of the Florence Parties shall be deemed not qualified by any references therein to Florence Material Adverse Effect or to materiality generally.

                  (b) Performance of Obligations of the Florence Parties. The Florence Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Rome shall have received a certificate signed on behalf of each Florence Party by the chief executive officer and the chief financial officer of FME to such effect.

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

                  SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Rome Stockholder Approval:

                  (a) by mutual written consent of the Florence Parties and Rome;

                  (b) by either the Florence Parties or Rome:

      (i) if the Merger is not consummated on or before March 31, 2006 (the "Outside Date"); provided, however (A) that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of this Agreement has been the primary reason the Merger has not been consummated by such date and (B) that neither the Florence Parties nor Rome may terminate pursuant to this Clause (b)(i) if on such date all conditions in Article VII shall have been satisfied;

      (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement shall have used those efforts required hereunder to resist, lift or resolve, as applicable, such action; or

      (iii) if, upon a vote at a duly held meeting to obtain the Rome Stockholder Approval, the Rome Stockholder Approval is not obtained; provided, however, that this Agreement may not be terminated by the Florence Parties pursuant to this clause (iii) if the Florence Parties are in breach of Section 6.01(e);

                  (c) by the Florence Parties, if Rome breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform
      (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Rome of such breach (provided that the Florence Parties are not then in material breach of any representation, warranty or covenant contained in this Agreement);

                  (d) by Rome, if the Florence Parties breach or fail to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform
      (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Florence Parties of such breach (provided that Rome is not then in material breach of any representation, warranty or covenant contained in this Agreement);

                  (e) by the Florence Parties in the event of an Adverse Recommendation Change; provided, that the Florence Parties may not exercise their termination right pursuant to this Section 8.01(e) at any time after the Rome Stockholder Approval is obtained;

                  (f) by Rome if (i) the Rome Board has received a Superior Proposal, (ii) Rome has notified the Florence Parties in writing that it is prepared to accept such Superior Proposal, (iii) at least three business days after receipt by the Florence Parties of the notice referred to in clause (ii) above, and taking into account any revised proposal made by the Florence Parties since receipt of the notice referred to in clause
      (ii) above, such Superior Proposal remains a Superior Proposal, (iv) Rome is in compliance with Sections 5.02 and 6.07, and (vi) the Rome Board concurrently approves, and Rome concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

                  (g) by the Florence Parties if, except as disclosed in the Available Rome SEC Documents or in the Rome Disclosure Letter, since the date of this Agreement, there shall have been any event, change or development that individually or in the aggregate has had or would be reasonably be expected to have a Rome Material Adverse Effect.

                  SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Rome or the Florence Parties as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Florence Parties, or Rome, other than Section 3.18, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any representation, warranty or covenant set forth in this Agreement.

            SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Rome Stockholder Approval; provided, however, that (i) after receipt of the Rome Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Rome without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time, and (iii) except as provided above, no amendment of this Agreement by Rome shall require the approval of the stockholders of Rome. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by Rome shall require the approval of the stockholders of Rome Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               General Provisions

            SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally, (b) one business day after being sent by overnight courier (providing proof of delivery) to the parties or
(c) on the third business day following the date of dispatch if delivered by registered or certified mail, return receipt requested, postage prepaid at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to the Florence Parties, to

                           Fresenius Medical Care AG
                           Else-Kroner-Strasse 1
                           61346 Bad Homburg v.d.H.
                           Telecopy: +49 (6172) 609-2422

                           Attention: Dr. Rainer Runte

                           Fresenius Medical Care Holdings, Inc.
                           Corporate Headquarters
                           95 Hayden Avenue
                           Lexington, MA 02420-9192
                           Telecopy: +1 (781) 402-9004

                           Attention: Ronald J. Kuerbitz

                           with a copy to:

                           Sonnenschein Nath & Rosenthal LLP
                           8000 Sears Tower
                           233 South Wacker Drive
                           Chicago, Illinois 60606
                           Telecopy: (312) 876-7934

                           Attention: Michael M. Froy, Esq.
                                      Marvin A. Artis, Esq.

                  (b) if to Rome, to

                           Renal Care Group, Inc.
                           2525 West End Avenue, Suite 600
                           Nashville, TN 37203

                           Attention: Gary Brukardt

                           with a copy to:

                           Cravath, Swaine & Moore LLP
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019
                           Telecopy: (212) 474-3700

                           Attention: Thomas E. Dunn, Esq.

            SECTION 9.03. Definitions. For purposes of this Agreement:

            An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

            A "business day" means any day other than a Saturday, Sunday or any other day on which commercial banks in the City of New York, New York are authorized or required by Law or executive order to close.

            "knowledge of Rome" or similar terms used in this Agreement mean, as of a particular date of determination, the actual knowledge as of such date of the persons listed Section 9.03 of the Rome Disclosure Letter.

            A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization or other entity.

            A "subsidiary" of any person means another person of which such first person, (i) directly or indirectly owns an amount of the voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances sufficient to elect at least 50% of its board of directors or other governing body or (ii) owns directly or indirectly 50% or more of its equity interests or (ii) of which such first person is a general partner.

            SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Except where the context otherwise requires, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

            SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Rome Disclosure Letter and the Florence Parties Disclosure

Letter), taken together with the Confidentiality Agreement and the letter agreement dated the date hereof among Florence Parent, FME AG, FME and Rome, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

            SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any other Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement, the Merger or any other Transaction in any court other than any federal court sitting in the State of Delaware or the Court of Chancery of the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, the Merger or any other Transaction.

            SECTION 9.11. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            IN WITNESS WHEREOF, FME AG, FME, Sub and Rome have duly executed this Agreement, all as of the date first written above.

                           FRESENIUS MEDICAL CARE AG,

                            by
                                 /s/ Lawrence A. Rosen
                               ------------------------------------------------
                               Name: Lawrence A. Rosen
                               Title: Chief Financial Officer and Member of
                               Management Board

                            by
                                 /s/ Dr. Rainer Runte
                               ------------------------------------------------
                               Name: Dr. Rainer Runte
                               Title: Member of Management Board

                           FRESENIUS MEDICAL CARE HOLDINGS, INC.,

                            by
                                 /s/ Rice Powell
                               ------------------------------------------------
                               Name: Rice Powell
                               Title: Co-Chief Executive Officer

                           FLORENCE ACQUISITION, INC.,

                            by
                                 /s/ Mats Wahlstrom
                               ------------------------------------------------
                               Name: Mats Wahlstrom
                               Title: Co-Chief Executive Officer

                           RENAL CARE GROUP, INC.

                            by
                                 /s/ Gary A. Brukardt
                               ------------------------------------------------
                               Name: Gary A. Brukardt
                               Title: President & Chief Executive Officer